Exhibit 5.1

	Board of Directors	Email CMeyer@applebyglobal.com
Wejo Group Limited
	c/o Wejo Limited	Direct Dial +1 441 298 3260
	ABC Building, 21-23 Quay St.	Direct Fax +1 441 298 3388
	Manchester, United Kingdom X0 M3 4AE	Tel +1 441 295 2244
Fax +1 441 298 3388

Your Ref
Appleby Ref 451480.0003/JW/CM

14 April 2022

Ladies and Gentlemen

Bermuda Office

Appleby (Bermuda) Limited
Wejo Group Limited (Company)
INTRODUCTION
We act as special Bermuda legal counsel to the Company. The Company has requested that we provide this opinion in connection with the Registration Statement (as defined in Schedule 1) filed with the U.S. Securities and Exchange Commission (Commission) relating to the registration under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, Securities Act) of the resale by CF Principal Investments LLC (Selling Securityholder) of 18,780,646 common shares, par value US$0.001 each, in the capital of the Company (Securities) consisting of:
•    715,991 Securities issued to the Selling Securityholder in accordance with the Purchase Agreement (as defined in Schedule 1) (Issued Shares); and
•    18,064,655 Securities that are available to be issued and sold by the Company to the Selling Securityholder in accordance with the Purchase Agreement (Issuable Shares).
OUR REVIEW
For the purposes of giving this opinion we have examined and relied upon the documents listed in Part 1 of Schedule 1 (Documents) and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Documents.

Canon's Court
22 Victoria Street
PO Box HM 1179
Hamilton HM EX Bermuda

Tel +1 441 295 2244

INTERNAL

Appleby (Bermuda) Limited (the Legal Practice) is a company limited by shares incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. "Partner" is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

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For the purposes of giving this opinion we have carried out the Company Search and the Litigation Search described in Part 3 of Schedule 1.
We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or representation (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.
Unless otherwise defined herein, capitalised terms have the meanings assigned to them in Schedule 1.
LIMITATIONS
Our opinion is limited to, and should be construed in accordance with, the laws of Bermuda at the date of this opinion. We express no opinion on the laws of any other jurisdiction.
This opinion is strictly limited to the matters stated in it and does not extend to, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties.
This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise relied on for any other purpose.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Appleby (Bermuda) Limited’s name under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement. As Bermuda attorneys we are not qualified to opine on matters of law in any jurisdiction other than Bermuda. As such, in giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act.
ASSUMPTIONS AND RESERVATIONS
We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).
OPINIONS
1.    Incorporation and Status: The Company is incorporated as an exempted company limited by shares and existing under the laws of Bermuda and is a separate legal entity. The Company is in good standing with the Registrar of Companies of Bermuda.
2.    Issued Shares: As described in the Registration Statement and pursuant to and in accordance with the terms and conditions of the Purchase Agreement, the Issued Shares have been validly issued and are fully paid and non-assessable shares of the Company.
3.    Issuable Shares: The Issuable Shares have been reserved for issuance. When duly issued and delivered as described in the Registration Statement and pursuant to and in accordance with the terms and conditions of the Purchase Agreement, the Issuable Shares will be validly issued, fully paid, and non-assessable shares of the Company.

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Yours faithfully

Appleby (Bermuda) Limited

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SCHEDULE 1
Part 1
The Documents
1.    An executed PDF copy of the common stock purchase agreement made and entered into as of 14 February 2022 by and between the Selling Securityholder and the Company (Purchase Agreement).
Part 2
Other Documents Examined
1.    A PDF copy of the registration statement to be filed with the Commission on or about the date of this opinion on Form S-1 (including its exhibits, as finally amended including all necessary post-effective amendments, Registration Statement).
2.    An executed PDF copy of a certificate of an officer of the Company dated 14 April 2022 (Certificate), making certain certifications and attaching certified true copies of the following in respect of the Company:
(a)    the certificate of incorporation (Certificate of Incorporation);
(b)    the memorandum of association;
(c)    the amended and restated bye-laws (Amended and Restated Bye-Laws collectively with the memorandum of association, the Constitutional Documents);
(d)    the Bermuda Monetary Authority’s “No Objection” to the incorporation of the Company issued by the Bermuda Monetary Authority, Hamilton Bermuda (No Objection Consent);
(e)    the Tax Assurance Certificate, issued by the Registrar of Companies for the Minister of Finance; and
(f)    an excerpt, certified by an officer of the Company, of the resolutions adopted by the board of directors of the Company at a meeting duly convened on 25 January 2022 (Resolutions).
3.    A PDF copy of a Certificate of Compliance dated 11 April 2022 issued by the Registrar of Companies in respect of the Company.
4.    A copy of the results of the Litigation Search.
5.    A copy of the results of the Company Search.
Part 3
Searches
1.    A search of the entries and filings shown and available for inspection in respect of the Company in the register of charges and on the file of the Company maintained in the register of companies by the Registrar of Companies in Hamilton, Bermuda, as revealed by a search of the Registrar of Companies’ online electronic registry conducted on 13 April 2022 (Company Search).

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2.    A search of the entries and filings shown and available for inspection in respect of the Company in the Cause and Judgement Book of the Supreme Court maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a physical search conducted, and/or electronic record of the Cause and Judgment Book distributed by the Supreme Court, on 13 April 2022 (Litigation Search).

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SCHEDULE 2
Assumptions
We have assumed:
1.    (i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy completeness and conformity to original documents of all documents submitted to us as copies;
2.    that each of the Documents and other documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;
3.    that there has been no change to the information contained in the Certificate of Incorporation and that the Constitutional Documents are in full force and effect and are unamended at the time of the issuance of the Securities;
4.    that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any Document executed by the Company are the signatures and initials of the person or persons authorised to execute the documents by the Company, by resolution of its board of directors or any power of attorney granted by the Company, to execute such Document;
5.    that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;
6.    the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of Bermuda in respect of matters upon which we have expressly opined) made in the Documents and any correspondence submitted to us;
7.    the due execution and delivery of the Documents by each of the parties thereto;
8.    that the Documents constitute, or, when executed, will constitute legal, valid, binding and enforceable obligations of all parties thereto both (a) in accordance with their jurisdiction(s) of existence and (b) under the laws by which each Document is expressed to be governed;
9.    the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company Search and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date of the Company Search and the Litigation Search;
10.    that: (i) the Documents are in the form of the documents approved in the Resolutions; (ii) the Resolutions accurately reflect the resolutions passed by the board of directors of the Company in meetings which were duly convened and at which a duly constituted quorum was present, maintained and voting throughout/duly adopted by all the directors of the Company as unanimous written resolutions of the board of directors; (iii) all interests of the directors on the subject matter of

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the Resolutions, if any, were declared and disclosed in accordance with the law and the Constitutional Documents; and (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion; and (v) the directors of the Company have concluded that the entry by the Company into the Documents and such other documents approved by the Resolutions and the transactions contemplated thereby are bona fide in the best interests of the Company;
11.    that there is no matter affecting the authority of the directors to issue the Registration Statement or enter into the Documents including breach of duty or lack of good faith which would have any adverse implications in relation to the opinions expressed in this opinion;
12.    that the Company has entered into its obligations under the Documents in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Documents would benefit the Company;
13.    that the entry into the Documents and carrying out each of the transactions referred to therein will not conflict with or breach any applicable economic, anti-money laundering, anti-terrorist financing or other sanctions;
14.    that, save for the documents provided to us, there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Documents;
15.    that the Registration Statement has been, or will be, declared effective by the Commission prior to the issuance of the Issuable Shares;
16.    that when the issue of the Securities was, or is, effected, the value received by Company in connection with such issuance, as applicable, was not or will not be less than the aggregate par value of the applicable Securities; and
17.    that the terms and conditions of the Purchase Agreement will be adhered to at such time as the Issuable Shares are issued.

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SCHEDULE 3
Reservations
Our opinion is subject to the following:
1.    Bermuda Law: We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.
2.    Good Standing: The term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies.
3.    Non-assessable: Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Constitutional Documents after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.
4.    Certificates: We have relied upon statements and representations made to us in the Certificate for the purposes of this opinion. We have made no independent verification of the matters referred to in the Certificate, and we qualify this opinion to the extent that the statements or representations made in the Certificate are not accurate in any respect.

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